XPEL Acquires PermaPlate Film LLC

San Antonio, TX – May 25, 2021 – XPEL, Inc. (Nasdaq: XPEL) (the "Company"), a global provider of protective films and coatings, announced the acquisition of PermaPlate Film LLC (“PermaPlate Film”), a distributor and installer of automotive window films serving dealerships across the United States.
PermaPlate Film supplies mid-range dealerships primarily engaged in high-volume window film installation. Serving several hundred dealerships across the country, the addition of PermaPlate Film strengthens XPEL’s market presence, enhances its geographic footprint and accelerates the Company’s penetration into the mid-range segment of the market.

On a full-year basis, PermaPlate Film would add approximately $25.0 million in revenue for 2021. After integration, the Company expects full-year post-synergy earnings before interest, taxes and depreciation of approximately $6.0 million which the Company expects to occur on a run-rate basis starting in Q4 2021. The Company also expects to incur approximately $0.5 million in acquisition and integration related charges in 2021.

Ryan Pape, President and Chief Executive Officer of XPEL, stated, “This acquisition further extends our window film business beyond the luxury and enthusiast car market. We look forward to leveraging PermaPlate Film’s expertise to drive continued growth in this important segment.”

XPEL is acquiring PermaPlate Film for $30 million in cash, subject to customary adjustments. XPEL is funding the transaction with existing cash on hand.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and architectural window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com